Exhibit 5.1
January 11, 2007
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-3 (Filing No. 333-135135) of American Medical Systems Holdings, Inc.
Ladies and Gentlemen:
     We have acted as counsel to American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s automatic shelf Registration Statement on Form S-3 (Registration No. 333-135135), which was filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2006 (the “Registration Statement”) and which became effective upon filing under Rule 462(e) of the rules and regulations of the Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement provides for the offering, issuance and sale, from time to time, of the securities described in the Registration Statement.
     This opinion updates and supplements our opinion dated June 19, 2006, filed as an exhibit to the Registration Statement. At your request, this opinion is being furnished to you for filing on a Current Report on Form 8-K of the Company dated January 11, 2007 (the “January 11, 2007 Form 8-K”) and incorporation by reference as Exhibit 5.1 to the Registration Statement.
     Pursuant to the terms of the Registration Statement, the Company is offering 371,500 shares of common stock, $0.01 par value per share, of the Company (“Common Shares”). Said Common Shares are to be issued to Stephen Griffin and Brian Barr pursuant to that certain Termination Agreement, dated as of December 8, 2006, by and among the Company, Laserscope, a California corporation and indirect subsidiary of the Company, InnovaQuartz Incorporated, an Arizona corporation and wholly-owned subsidiary of Laserscope, Stephen Griffin, The Griffin Family Revocable Trust, and Brian Barr (the “Termination Agreement”).
     As your counsel, we have examined the proceedings taken by you in connection with the authorization, issuance and sale of the Common Shares. We have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have also assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures.
     In particular, we have examined copies of the following: (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, as amended, (iii) the prospectus contained in the Registration Statement at the time it became effective (the “Base Prospectus”), and (iv) the prospectus supplement, dated January 11, 2006, relating to the offering of the Common Shares, in the forms filed with the Commission under Rule 430B and Rule 424(b) promulgated under the Act (the “Final Prospectus”).
     We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.
     As to questions of fact material to the opinions expressed herein, we have relied (without independent investigation) upon the representations of each party made in the Indenture and the other documents and certificates delivered in connection therewith, certificates of officers of the Company and certificates and records of public officials.

     Based upon and subject to the foregoing and the limitations, qualifications, and exceptions contained herein, we are of the opinion that the shares of Common Shares have been duly authorized, and when issued in accordance with the terms of the Termination Agreement, will be validly issued, fully paid and non-assessable.
     The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the January 11, 2007 Form 8-K, to the incorporation by reference of this opinion into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Base Prospectus and the Final Prospectus, which form a part thereof.
     We advise you that we are opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware. We call your attention to the fact that we are not licensed to practice in the State of Delaware.
     This opinion is furnished to you in connection with the specific legal matters expressly set forth herein. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person or entity hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
Very truly yours,
/s/ Oppenheimer Wolff & Donnelly LLP